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VIISAGE TECHNOLOGY, INC.

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FILED BY: VIISAGE TECHNOLOGY, INC.

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SUBJECT COMPANY: VIISAGE TECHNOLOGY, INC.

COMMISSION FILE NO.: 000-21559

Bill Aulet	Jerry Griffin
Chief Financial Officer, Viisage	PAN Communications
978.952.2200	978-474-1900
aulet@viisage.com	viisage@pancomm.com

Viisage and ZN Vision Technologies Extend

Acquisition Agreement

Companies continue to experience mutual successes as

Viisage acquisition of ZN nears expected completion

LITTLETON, Mass.—December 4, 2003—Viisage (Nasdaq: VISG), a leading provider of advanced technology solutions for identity verification, today announced that the closing deadline for the acquisition agreement between Viisage and German facial recognition vendor ZN Vision Technologies AG has been extended through December 31, 2003. The move allows the two companies to continue their formal working relationship as Viisage moves toward completing its acquisition of ZN Vision.

Viisage and ZN Vision mutually agreed to extend the deadline for the agreement, which has been in place since March 2003. Over the past eight months, the two companies have worked closely on a number of successful joint projects. Combined Viisage-ZN technology is being used by customers such as the Province of Alberta, Canada; Dubai International Airport and the State of Oklahoma. In the process, ZN’s facial recognition technology has experienced a 60 percent increase in accuracy.

“The early successes of Viisage’s joint work with ZN are indicative of the immense potential of our solutions and the market opportunity that awaits a united Viisage-ZN company, further demonstrating our leadership position in the global face recognition biometrics market,” said Bernard Bailey, president and CEO, Viisage. “By extending this agreement, we are not only reaffirming our commitment to the acquisition, but also recognizing the proven value of the combined technology and solutions.”

Viisage announced its intent to acquire the Bochum, Germany-based ZN Vision in March 2003, and in July filed a proxy statement with the Securities and Exchange Commission in connection with a special meeting of shareholders related to the acquisition. Viisage yesterday filed an amended proxy statement in response to SEC comments. Finalization of the proxy statement has been delayed, however, based on the SEC’s questions regarding Viisage’s use of the “percentage of completion” method for recognizing revenues on its drivers’ license contracts. Viisage and its independent accounting firm, BDO Seidman, are working with the SEC to resolve all remaining issues, which, in turn, will allow the proxy statement to be finalized and mailed to shareholders. Viisage expects to hold the special meeting and close the acquisition as soon as possible thereafter, subject to shareholder approval.

“We are extremely pleased to be able to extend this agreement and reinforce our commitment to the future of a combined company,” said Marcel Yon, CEO of ZN Vision Technologies. “Though we obviously would have preferred to have closed this deal sooner, we understand the complexities of Viisage’s ongoing conversations with the SEC. In the meantime, the solutions our two companies have already produced bring indisputable value to our customers and the market in general.”

About Viisage

Viisage (NASDAQ: VISG) delivers advanced technology identity verification solutions for governments, law enforcement agencies and businesses concerned with enhancing security, reducing identity theft, providing access control, and protecting personal privacy. Viisage creates secure document and face recognition solutions that intelligently, reliably, and securely identify individuals. With over 2,000 installations worldwide, Viisage’s identity verification solutions stand out as a result of the Company’s industry-leading technology and unique understanding of customer needs.

About the Proxy Materials

Viisage shareholders should read the proxy materials when available because they will contain important information, including information about the participants in the solicitation and any direct or indirect interests they may have in the acquisition. The proxy materials will be available free of charge on the SEC’s website at www.sec.gov and on Viisage’s website under “Corporate Information: SEC Filings”.

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This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, changing interpretations of generally accepted accounting principles, outcomes of government reviews, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to complete proposed transactions, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers, the unpredictable nature of working with government agencies and other risks, uncertainties and factors including those described from time to time in the company’s filings with the Securities and Exchange Commission, including without limitation, the company’s Form 10K for the year ending December 31, 2002 and its quarterly reports on Form 10Q. The Company undertakes no obligation to update any forward-looking statements.

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